SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                 AMENDMENT NO. 1
                                       TO
                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                        COMTECH TELECOMMUNICATIONS CORP.
             -----------------------------------------------------
             (Exact name of registrant as specified in its charter)



                   DELAWARE                            11-2139466
   ---------------------------------------  --------------------------------
   (State of incorporation or organization) (IRS Employer Identification No.)



    105 BAYLIS ROAD, MELVILLE, NEW YORK                     11747
  ----------------------------------------            -----------------
  (Address of principal executive offices)                (Zip Code)


    Securities to be registered pursuant to Section 12(b) of the Act: None


    Securities to be registered pursuant to Section 12(g) of the Act:

                    SERIES A PREFERRED STOCK PURCHASE RIGHTS
      --------------------------------------------------------------------
                    (Title of each class to be so registered)

Item 2.   EXHIBITS.

     4.1  Rights  Agreement  dated  as of  December  15,  1998  between  Comtech
          Telecommunications Corp. and American Stock Transfer and Trust Company, as Rights Agent, with the form of Certificate of Designation of Series A Junior Participating Preferred Stock attached as Exhibit A thereto, the form of Right Certificate attached as Exhibit B thereto and the Summary of Rights to Purchase Shares attached as Exhibit C thereto. Pursuant to the Rights Agreement, printed Right Certificates will not be mailed until as soon as practicable after the earlier of the date of public announcement that a person or group has acquired beneficial wnership of 15% or more of the shares of Common Stock or the tenth business day (or such later date as may be determined by action of the Corporation's Board of Directors) after a person commences or announces its intention to commence a tender or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the shares of Common Stock.



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



                                    SIGNATURE


     Pursuant to the requirement of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated:   December 23, 1998


                                  COMTECH TELECOMMUNICATIONS CORP.

                                  By:   /s/ J. Preston Windus, Jr.
                                        Name:  J. Preston Windus, Jr.
                                        Title: Senior Vice President





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


                                  EXHIBIT LIST


4.1 Rights Agreement dated as of December 15, 1998 between Comtech Telecommunications Corp. and American Stock Transfer and Trust Company, as Rights Agent, with the form of Certificate of Designation of Series A
     Junior Participating Preferred Stock attached as Exhibit A thereto, the form of Right Certificate attached as Exhibit B thereto and the Summary of Rights to Purchase Shares attached as Exhibit C thereto. Pursuant to the Rights Agreement, printed Right Certificates will not be mailed until as soon as practicable after the earlier of the date of public announcement that a person or group has acquired beneficial ownership of 15% or more of the shares of Common Stock or the tenth business day (or such later date as may be determined by action of the Corporation's Board of Directors) after a person commences or announces its intention to commence a tender or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the shares of Common Stock.



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